UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 5, 2009

ImmunoGen, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-17999	04-2726691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Winter Street, Waltham, MA 02451

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code: (781) 895-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 — REGULATION FD DISCLOSURE

On December 5, 2009, interim clinical data from a BT-062 Phase I clinical trial were presented at the annual meeting of the American Society of Hematology (ASH) held in New Orleans, LA. BT-062 comprises a CD138-targeting antibody belonging to Biotest AG with ImmunoGen’s DM4 cancer-cell killing agent attached using an engineered linker. Biotest is developing BT-062 under a collaboration agreement with ImmunoGen, and has issued a press release on the study data reported.

These clinical data are from a Phase I dose-escalation trial evaluating BT-062 when administered once every three weeks to patients with relapsed and/or refractory multiple myeloma. The objective of the trial is to identify the maximum tolerated dose, dose-limiting toxicities and pharmacokinetics of BT-062 with this administration schedule as well as to obtain information on its clinical efficacy.

At the time of data cut-off for presentation, 25 patients had received one of seven dose levels of BT-062 ranging between 10 to 200 mg/m(2). These patients previously had been treated with a median of seven prior therapies, with approximately one-third of the patients having received at least ten prior therapies.

BT-062 was found to have an acceptable and manageable toxicity profile. The maximum tolerated dose was established to be 160 mg/m(2) with this administration schedule with mucositis reported as the dose-limiting toxicity.

Seventeen (17) of these patients had received more than one treatment cycle, were efficacy-evaluable, and were no longer undergoing treatment at the time of data cut-off for presentation, with three other patients still receiving BT-062. Two of the 17 patients had objective responses (one partial response and one minimal response) and remained on treatment with BT-062 for at least 12 weeks. Seven other patients had stable disease for more than six weeks. Overall, 53% of these seventeen patients had a sustained delay in the progression of their cancer in this Phase I study of BT-062.

Biotest noted that on the basis of the encouraging tolerability and efficacy seen to date, it plans to assess BT-062 using a more frequent dosing regimen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoGen, Inc.
(Registrant)

Date: December 7, 2009	/s/ Gregory D. Perry
Gregory D. Perry
Senior Vice President and Chief Financial Officer